EXHIBIT 6.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered effective as of January 13, 2023 (the “Effective Date”), by and between eShareX, Inc., a Delaware corporation (“Licensor”) and the Affiliates (as defined below) of Licensor identified on the signature page hereof (together with each other Affiliate executing a counterpart of this Agreement as a Licensee, each a “Licensee” and collectively the “Licensees” and, together with Licensor, each a “Party” and collectively the “Parties”), with reference to the following facts:

RECITALS

A. Licensor owns common law trademark rights in the name “aShareX” and intends to file a trademark application with the United States Patent and Trademark Office to register the trademark “aShareX.” It also owns or controls other intellectual property rights relating to the business it conducts directly and indirectly through its Affiliates that enable investors to acquire a fractional interest in artwork through use of Licensor’s proprietary investor platform and proprietary auction platform (the “Business”).

B. The Parties desire to enter into an agreement under which Licensor will grant to Licensees on a royalty-free basis a non-exclusive license of Licensor’s rights with respect to the “aShareX” trademark and Licensor’s other intellectual property rights on the following terms and conditions.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

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“Business” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble.

“Licensed Mark” means all trademark, service mark, and other rights of Licensor in “aShareX,” including any rights arising under any application for registration filed by Licensor with the USPTO, and any resulting registration from such application and any other alternative versions and formatives thereof, and any other applications or registrations for the same, together with all goodwill associated with any of the foregoing.

“Licensee” and “Licensees” each has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Marks” means trade names, trademarks and service marks (registered and unregistered), Internet domain names, trade dress and similar rights, and applications to register any of the foregoing and all goodwill associated with any of the foregoing.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means an individual or a legal entity, including a corporation, limited liability company, partnership or organization.

“Sublicensee” has the meaning set forth in Section 2.2.

“Term” has the meaning set forth in Section 4.1.

“Trademark Usage Guidelines” has the meaning set forth in Section 2.3.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the respective meanings ascribed to such terms in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

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ARTICLE II

GRANT OF LICENSES BY LICENSOR

Section 2.1 Grant of License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to each Licensee and any existing and future Affiliates of such Licensee, and each Licensee hereby accepts for itself and on behalf of such Affiliates, a worldwide, royalty-free, fully paid-up, sublicensable (to the extent set forth in Section 2.2), non-transferable (except as set forth in Section 8.7) and non-exclusive right and license (i) to reproduce and display and otherwise use the Licensed Mark in connection with the conduct of the Business, as it is currently conducted and as it may hereafter evolve, including all advertising and marketing activities relating thereto, and (ii) to use and commercially exploit in any manner (including publicly perform, publicly display, distribute and prepare derivative works) all other intellectual property rights owned or controlled by Licensor and all embodiments thereof (including all intellectual property rights of Licensor relating to its proprietary investor platform and proprietary auction platform) as may be necessary or useful to conduct the Business, as it is currently conducted and as it may hereafter evolve. Each Licensee whose Affiliate is licensed rights under this Section 2.1 but who does not become a Licensee by executing a counterpart to this Agreement, shall be responsible for such Affiliate’s compliance with the terms of this Agreement as if a party hereto.

Section 2.2 Sublicense Rights. Each Licensee and its Affiliates may sublicense all or any portion of the rights granted in Section 2.1 to any Person (such Person a, “Sublicensee”) to the extent necessary to conduct the Business, as it is currently conducted and as it may hereafter evolve, on terms consistent with the terms of this Agreement or otherwise approved by Licensor. Each Licensee who, or whose Affiliate, sublicenses any of the rights hereunder to a Sublicensee shall be responsible for the Sublicensee complying the term of this Agreement as if it were a party hereto, and for purposes of this Agreement, such Sublicensee shall be deemed an “Affiliate” of the associated Licensee.

Section 2.3 Limitations on Scope of License. Each Licensee, its Affiliates and Sublicensees will use the Licensed Mark in material accordance with any trademark usage guidelines that Licensor may provide from time to time, if any (“Trademark Usage Guidelines”). The style, typeface and graphic appearance of the Licensed Mark used by each Licensee, its Affiliates and Sublicensees must be the same as specified in any Trademark Usage Guidelines provided by Licensor. Each Licensee agrees on behalf of itself and its Affiliates that the Licensed Mark shall not be combined, mixed, commingled or otherwise joined with any other Marks or with any prefix or suffix or any modifying word or term to create a combined mark.

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ARTICLE III

OWNERSHIP OF THE LICENSED MARKS AND

 OTHER LICENSED INTELLECTUAL PROPERTY

Section 3.1 Acknowledgments and Covenants of Licensee.

(a) Each Licensee and its Affiliates shall not acquire any ownership rights in the Licensed Mark or any other intellectual property rights of Licensor by virtue of this Agreement or by virtue of such Licensee’s or its Affiliates’ use of the Licensed Mark or such intellectual property rights. Each Licensee agrees that all goodwill in respect of, associated with, and/or generated by its or its Affiliates’ use of the Licensed Mark shall inure to the sole benefit of Licensor, and this Agreement does not confer on any Licensee or any Affiliate thereof any goodwill or ownership interest in the Licensed Mark.

Section 3.2 Avoidance of Adverse Trademark Actions by Licensee. Each Licensee hereby covenants that, except as expressly set forth in this Agreement, it shall not, and will not authorize any of its Affiliates or Sublicensees or any third party to: (a) either directly or indirectly, apply for the registration or renewal of registration of the Licensed Mark, or any Mark that contains or is confusingly similar to or dilutive of the Licensed Mark, or (b) use the Licensed Mark after such time that Licensee knows that such use infringes or otherwise violates, or is alleged to infringe or otherwise violate, the Mark or other proprietary rights of any third party (other than any such allegation by Licensor under this Agreement that is disputed in good faith).

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect in perpetuity, unless terminated as provided in Section 4.2 (the “Term”).

Section 4.2 Termination. Licensor may terminate this Agreement as to any Licensee or any Affiliate thereof, in whole or in part:

(a) if such Licensee or Affiliate fails in any material respect to comply with or breaches in any material respect any of its obligations under this Agreement and Licensor gives written notice to such Licensee or Affiliate specifying such failure or breach; provided that, if such breach is capable of being cured: (i) such Licensee or Affiliate shall have sixty (60) days from the date of receipt of such notice to cure such breach or failure, (ii) if such failure or breach is not cured by the end of the sixty (60) day period set forth immediately above, the cure period shall be extended for a further 60 days provided that such Licensee or Affiliate has commenced action to cure the breach and is diligently pursuing the cure, and (iii) if such failure or breach is not cured by the end of the applicable cure period, or if it is not capable of being e cured, Licensor may terminate this Agreement immediately by written notice to such Licensee or Affiliate given at any time after the end of the applicable period;

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(b) immediately if such Licensee or Affiliate makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a case is commenced by or against, Licenseeunder the United States Bankruptcy Code; or

(c) immediately if all or a material part of such Licensee’s or Affiliate’s assets are condemned, expropriated, or otherwise taken over by a governmental authority or are repossessed, foreclosed upon or otherwise seized by any Licensee creditor.

Licensor’s right to terminate this Agreement pursuant to this Section 4.2 shall be without prejudice to the enforcement of any other rights or remedies that Licensor may have under this Agreement, at law or in equity.

Section 4.3 Termination of License.

(a) Upon the termination of this Agreement for any reason: (i) the relevant Licensee’s, or Affiliate’s license to use the Licensed Mark and other intellectual property rights licensed by Licensor shall terminate; (ii) such Licensee or Affiliate shall immediately discontinue using the Licensed Markand other intellectual property rights and remove the Licensed Mark as promptly as reasonably practicable from any materials, stationery, or other documents (whether in written, electronic, optical or other form) in the possession or control of such Licensee or Affiliate that contain the Licensed Mark (provided that the Licensee or Affiliate shall be permitted to keep a copy of such materials, stationary or documents for archival purposes only, without an obligation to remove Licensed Mark from such materials, stationary or documents); and (iii) all rights in the Licensed Mark granted to Licensee or Affiliate, including any associated goodwill, under this Agreement, shall automatically revert to Licensor. Each Licensee shall cause its Affiliates and Sublicensees to comply with the terms of this Agreement, including this Section 4.3.

(b) Upon the termination of this Agreement as to any Licensee or Affiliate thereof, such Licensee or Affiliate shall not use any Mark that is confusingly similar to or dilutive of the Licensed Mark.

Section 4.4 Survival. Notwithstanding any provisions of this Article stating otherwise, Article I, Article III, Section 4.3, this Section 4.4, Article VI, Article VII and Article VIII shall survive any expiration or termination of this Agreement.

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ARTICLE V

MAINTENANCE OF QUALITY CONTROL

Section 5.1 Licensor’s Exercise of Quality Control.

(a) Licensee acknowledges the importance of Licensor’s exercise of quality control over the use of the Licensed Mark in order to preserve the continued integrity and validity of the Licensed Mark and to protect the value and goodwill associated with the Licensed Mark, and that, as between the Parties, Licensor has the sole right to exercise such control.

(b) During the Term, no Licensee nor any Affiliate or Sublicensee thereof shall use the Licensed Mark in any manner which is reasonably likely to, or does tarnish, dilute, disparage, or reflect negatively on Licensor, its Affiliates or the Licensed Mark.

Section 5.2 Notices. Each Licensee and Affiliate shall include trademark and other notices in connection with the use of the Licensed Marks as reasonably required by Licensor from time to time. Each Licensee, for itself on behalf of its Affiliates, acknowledges that, upon any expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with the use of the Licensed Mark by Licensee or its Affiliates.

Section 5.3 Adverse Use; Enforcement. Each Party shall promptly notify the other Parties of any and all infringement of or other misuse of the Licensed Mark which comes to the attention of such Party. Licensor shall have the sole right, but not the obligation, to commence, prosecute or institute any action, legal or administrative, or proceeding against any Person alleging infringement, imitation, or unauthorized use of the Licensed Mark. Each Licensee will cooperate, and cause its Affiliates to cooperate, with Licensor in taking all appropriate measures necessary for the protection of the Licensed Mark at Licensor’s cost and expense; provided that if the need to protect such Licensed Mark is a result of the actions of a Licensee, its Affiliates or Sublicensees, such measures shall be taken at such Licensee’s cost and expense.

Section 5.4 Registration; Maintenance. Licensor may maintain or abandon any registration for the Licensed Mark it may obtain in any jurisdiction in its sole discretion.

Section 5.5 Audit. Licensor may request no more than once annually during the Term to audit any Licensee’s use of the Licensed Mark solely as necessary to determine such Licensee’s compliance with its quality control obligations under this Agreement.

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Section 5.6 Compliance with Quality Control and Usage Standards. If Licensor determines, in its reasonable discretion, that any Licensee’s or Affiliate’s use of the Licensed Mark does not comply with the applicable Trademark Usage Guidelines or the usage standards of this Agreement, Licensor may, in addition to its other rights and remedies hereunder, require such Licensee or Affiliate immediately to take all reasonable steps to remedy any such deficiencies promptly after such Licensee’s or Affiliate’s receipt of written notice thereof or to cease such non-complying uses.

Section 5.7 Specific Performance and Injunctive Relief. Each Licensee acknowledges and agrees that the use of the Licensed Mark outside of the scope of the license grant set forth in Article II or any other breach of this Agreement may cause irreparable harm to Licensor for which monetary damages would be an inadequate remedy and Licensor and its Affiliates may suffer irreparable harm due to delay if, as a condition to obtaining an injunction, restraining order or other equitable remedy with respect to such use or breach, Licensor were required to participate in mediation or arbitration proceedings with such Licensee or demonstrate that it would suffer irreparable harm. Accordingly, in the event of such use or breach, for the purpose of granting an injunction, restraining order or other equitable remedy, the Parties intend for the court to assume that such use or breach would cause Licensor irreparable harm. The obligations of Licensee under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Licensor may have under this Agreement or otherwise. Licensee agrees that Licensor shall not be required to post a bond in any such action.

ARTICLE VI

WARRANTY; DISCLAIMER

Section 6.1 Warranty; Disclaimer. Licensor represents and warrants to each Licensee and Affiliate thereof as of the Effective Date that it has the right to grant the license rights granted to Licensee under this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6.1, THE RIGHTS AND LICENSES GRANTED TO LICENSEES AND THEIR AFFILIATES HEREUNDER ARE PROVIDED “AS IS”, AND LICENSOR HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, OR NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE).

Section 6.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL LICENSOR BE LIABLE HEREUNDER, WHETHER IN AN ACTION IN NEGLIGENCE, CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY PUNITIVE, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF EACH LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE VII

CONFIDENTIAL INFORMATION

Section 7.1. For the purposes hereof, "Confidential Information" of Licensor means all non-public information of Licensor (including any trade secrets licensed by Licensor under Section 2.1) disclosed to, or in the possession of, any Licensee or any Affiliate thereof (the "Receiving Party"), whether disclosed orally, verbally, visually, electronically, in tangible form or otherwise, and regardless of whether marked, denoted or otherwise indicated as "business sensitive," "proprietary," "private" or words of similar import.

Section 7.2. In maintaining the confidentiality of Confidential Information of Licensor, each Receiving Party shall exercise the same degree of care that it exercises with its own Confidential Information, but in no event less than a reasonable degree of care. Without limiting any of the foregoing, no Receiving Party shall disclose or give access to any such Confidential Information to any third party other than authorized sublicensees to which sublicenses are authorized to be granted hereunder, without the prior written consent of Licensor. Each Receiving Party shall restrict access to such Confidential Information to those of its personnel having a strict need for access thereto, and shall use commercially reasonable efforts to ensure that each of its personnel and sublicensees holds in confidence the Confidential Information of Licensor in accordance with the terms and conditions hereof. Each Receiving Party shall, and shall cause its personnel to, make no use, directly or indirectly, of any Confidential Information of Licensor for any purpose other than as authorized hereunder. No Receiving Party shall copy or reproduce the Confidential Information or any portion thereof, or remove any tangible copies of the Confidential Information or any portion thereof from the Receiving Party's facilities, except as reasonably required in connection with exercising the rights licensed hereunder or as expressly permitted by Licensor.

Section 7.3. The confidentiality obligations contained in Article VII shall not apply to any information that contemporaneous written records of a Receiving Party demonstrate (a) that such Receiving Party independently developed such information prior to the Effective Date without any use of or reference to the Confidential Information of Licensor or (b) is or becomes part of the public domain through no fault of such Receiving Party, it being understood that if only a portion of any such information is or becomes part of the public domain (including by way of issued patents or published patent applications), the confidentiality obligations of the Receiving Party with respect to the rest of the Confidential Information shall remain intact without modification.

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Section 7.4. The obligation of confidentiality and non-disclosure contained in this Agreement shall not apply to the extent that a Receiving Party is required to disclose any Confidential Information of Licensor by a valid subpoena, order or regulation of a governmental agency or a court of competent jurisdiction having jurisdiction over such Receiving Party; provided, however, that such Receiving Party shall not intentionally make any such disclosure without (a) first notifying Licensor and allowing Licensor a reasonable opportunity to prevent or limit such disclosure (either by challenging or quashing any such subpoena, order or regulation or obtaining injunctive relief from, or a protective order with respect to, the obligation to make such disclosure), and (b) reasonably cooperating, at Licensor's expense, with Licensor's efforts to prevent or limit such disclosure.

Section 7.5. Each Receiving Party acknowledges and confirms that the Confidential Information of Licensor constitutes proprietary information and trade secrets valuable to Licensor, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to Licensor. Each Receiving Party shall notify Licensor immediately upon discovery of any unauthorized use or disclosure of such Confidential Information, and will cooperate with Licensor in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 8.2 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 8.3 Notices. Any notice, communications, demand or instruction required or permitted hereunder shall be deemed sufficiently given only if in writing and delivered personally, by email, pdf or other electronic transmission provided the recipient acknowledges receipt, or by reputable overnight courier, postage prepaid, return receipt requested, in an envelope addressed to the Parties as follows:

If to Licensor:	aShareX, Inc.
Attention: Alan Snyder, CEO
10990 Wilshire Blvd., Suite 1150
Los Angeles, CA 90024

If to any Licensee:	aShareX Holdings, LLC
Attention: Eric Arinsburg, CFO
10990 Wilshire Blvd., Suite 1150
Los Angeles, CA 90024

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Section 8.4 Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 8.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its Affiliates, and except as expressly set forth herein nothing in this Agreement is intended to or shall confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts of law rules that may require application of the law of any other state or country.

Section 8.7 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Licensee without the prior written consent of Licensor, and any such assignment without such prior written consent shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and on the successors and assigns of any Licensed Mark and any registration or application that is the subject of a license granted under this Agreement.

Section 8.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

Section 8.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.11 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

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N WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

LICENSOR:

ASHAREX, INC.

By:

Name:

Title:

LICENSEES:

ASHAREX MANAGEMENT, LLC

By:

Name:

Title:

ASHAREX HOLDINGS, LLC

By:

Name:

Title:

ASHAREX FINE ART, LLC

By:

Name:

Title:

ASHAREX FINE ART CI, SPC

By:

Name:

Title:

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